Second Quarter 2007 Earnings
Conference Call
May 3, 2007

Pat Davidson

Good morning and thanks for joining us this morning. Earlier today we published our second quarter results for fiscal 2007. A copy of the release is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being broadcast live via the Internet at our website and is accompanied by a slide presentation, also available on our website. Later today, an audio replay of this call will be posted to the site. The replay and slide presentation will be available on the web for approximately 12 months. Please now refer to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our first quarter earnings conference call on February 2, 2007.

Presenting today are Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck and Charlie Szews, Executive Vice President and Chief Financial Officer of Oshkosh Truck and President of our subsidiary, JLG.

Let’s get started by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Thank you, Pat. Good morning everyone and thank you for joining us.

Oshkosh Q2 2007 Highlights

This is our first reporting period with JLG results included for the full quarter. This is a very significant event for us, and we are proud to report such a strong quarter for this business as part of our company. I know this is an area of great interest for you and we’ll certainly provide you with an update and color on our progress with integration.

For the quarter, we were able to outperform the expectations that we set out for ourselves in our last conference call with you back on February 2.

With JLG a part of the company for the entire quarter, we posted our biggest ever quarter for sales revenue, $1.66 billion. Operating income also grew substantially to $134.8 million, as we were able to exceed our own forecast for the quarter and achieve growth in both the top and bottom lines for the quarter.

Earnings per share came in at $0.68, or 1.5% higher than in last year’s second quarter. That’s a significant achievement right after a transforming acquisition and during a time when our defense business is heavily weighted to the back half of the fiscal year.

In addition to the strong performance in the quarter, we also had some very significant contract award announcements in our defense business, which give us greater confidence and predictability in our business going forward.

We also paid down $221 million of debt during the quarter, bringing our leverage down much faster than we had originally planned. This reduces our business risk profile and allows us to get on with what we do best, growing businesses. Now, let’s spend some time reviewing the highlights for each segment before I turn it over to Charlie.

Please turn to slide 4.

Access Equipment

As I just mentioned, this is a proud quarter for us as it is our first full quarter with JLG as part of the company. And, I am proud to announce that the team did a great job and has met our expectations and probably even exceeded them a little bit. We are experiencing strong demand for our aerial work platforms and telehandlers in our international markets. Throughout the European continent and up and down the product line, we are feeling the effects of strong construction activity and work-at-height regulations that are creating needs for our aerial products.

In North America, our aerial work platform sales remained strong and continued to drive our solid performance, but we experienced softer demand for our traditional telehandler products, which have greater exposure to the residential construction markets. Overall, telehandler sales were up in North America due to added volume from the production of the Caterpillar® telehander product line. Even if weakness persists in residential construction, we believe we are well positioned as the industry leader in sales of telehandlers. We believe that our strong stable of North American telehandler brands and outstanding reputation for service and support, as well as our growing alliance producing the Caterpillar® telehandler product line, have us in a very strong competitive position.

We experienced that strength just last week at the BAUMA show in Munich. Among the largest gathering of construction equipment manufacturers and customers in the world, JLG impressed the swarms of attendees that crowded our booth for much of the show! I know that some of you listening in today were there and experienced the strength of the cream and orange as it signaled attendees to come over and check out the product lineup. I’d like to speak about it some more, but I don’t want to steal Charlie’s thunder. I’ll leave the details for him to discuss.

Please move with me to slide 5.

Defense

As we told you on the last call, we anticipated that the timing of some contracts and delivery schedules would cause our fiscal year 2007 to be a bit choppy when compared to our 2006 results. This was the case in the first quarter and again in the second quarter as truck deliveries are heavily weighted to the second half of fiscal 2007. Additionally, we’ve been talking about margins moving to a lower, more sustainable level, and that has started to occur as we begin to roll off some of the higher margin contracts and begin working off of the more recent, lower margin contracts. As a result, we reported both lower sales and lower operating income in this segment. However, our outlook remains strong as we expect orders for heavy tactical trucks to support a strong second half in fiscal 2007.

This past quarter was very strong in terms of contracts for the defense group. John Stoddart and his team announced several new agreements. They include:

•	The FHTV, or Family of Heavy Tactical Vehicles, contract which was renewed for $878 million.
•	New MRAP, or Mine Resistant Ambush Protected, vehicle orders were received for 4 prototypes and 100 low rate initial production units. These vehicles are urgently needed to protect our troops in combat.
•	The TPER, or Theater Provided Equipment Refurbishment, contract for both FHTV and Line Haul vehicles was awarded to Oshkosh. It allows us to leverage our service and repair expertise and grow our defense business at the same time.
•	And finally, our MTT, or Medium Tactical Truck, which was specifically designed for international military applications, has gained its first international customers. We expect that this product will be attractive to other nations looking for strong value in tactical military trucks.

While we reported lower sales and operating income for the front half of the year in this segment, we expect that the back half of the year will be up sharply. We have been busy hiring people, as we told you we would be doing on the last call, increasing employment in our factories to support the increased production requirements we have for our military equipment. Additionally, the large amount of funding for Oshkosh-produced vehicles in the 2007 federal budget and supplemental spending bill support a strong outlook for 2008 as well.

The significant equipment needs for our armed forces as well as the strong budget and supplementals are strong evidence that our defense business is healthy, and we do not see this changing in the near term.

Please turn to slide 6.

Fire & Emergency

Pierce again provided the strength in another solid quarter from our fire and emergency segment. Not only is their current business strong, but we expect to build on that strength with our latest new product the PUC, or the Pierce Ultimate Configuration. We unveiled the PUC to approximately 2,500 spectators at the recent Fire Department Instructors Conference in Indianapolis and customer response has been very enthusiastic.

The PUC multi-purpose response vehicle has the potential to change the fire truck industry, and we consider it to be the biggest innovation since the development of the first custom fire chassis. We eliminated the bulky pump house by locating the water pump underneath the vehicle cab. This improves maneuverability of the chassis, positions hoses and fire system controls for ergonomic access, eases service by simply tilting the cab to gain access to the pump and dramatically increases equipment storage space. We invite you to go to www.piercemfg.com to see the exciting innovation for yourself.

The continued strength of our Striker rescue vehicles was also evident with another strong performance in our airport products business. These are the aircraft rescue & firefighting, or ARFF, vehicles of the type that are required in all major airports around the world. And, our JerrDan brand of towing equipment is exhibiting yet another year of solid growth.

Additionally in the second quarter, we took the opportunity to consolidate work at our recently acquired subsidiary, Oshkosh Specialty Vehicles, by moving some manufacturing from Riverside, California to our facilities just south of Chicago and in Clearwater, Florida. This allows us to better utilize our existing OSV facilities and also provides a facility for us to use in expanding our JLG service business in California.

Please turn to slide 7.

Commercial

We experienced improved margins in the North American concrete and refuse businesses, as we finally benefited from higher pricing just to recover the higher steel costs since mid-2004 and we benefited from the carryover of chassis orders with 2006 emissions-compliant engines. We are still forecasting a decline in this segment in the back half of fiscal 2007, with the decline being much steeper in the concrete business than in the refuse business.

In addition to the benefits described earlier, the JLG acquisition has given us the opportunity to rightsize and place our European refuse business on more solid footing. We announced a reduction in workforce and will be discontinuing operations at our Maarheeze, Netherlands facility. Additionally, we expect to leverage our Geesink Norba Group Romanian factory to serve as a supplier for JLG and its aerial products. The eastern European operation will serve as a cost effective supplier of large weldments and fabrications, and we will expand the operation to manufacture parts for both the Geesink Norba Group and JLG. We believe that these actions will result in annual savings for the Geesink Norba Group of over 7 million euro beginning in fiscal 2008 and then expect the savings to grow as we move more work there. We recorded charges of $4.9 million in the quarter just reported related to these workforce reductions and other adjustments. So, while we have made some tough decisions, we believe they are the right decisions and position our European refuse business for growth going forward.

The integration of Iowa Mold Tooling remains on track, with solid results and continued integration into the Oshkosh family. We continue to forecast strong margins, somewhere north of 10%, for this component of the commercial segment.

Please turn to slide 8.

JLG Integration Update

As I mentioned earlier, we are very happy with the progress of JLG and its integration into the Oshkosh family. Oshkosh purchased JLG because of its market leadership, outstanding products and strong growth prospects as a world leader in aerial work platforms and telehandlers. We bought JLG to grow the business and invest in its future, a future that we expect to contribute to a stronger Oshkosh Truck Corporation going forward. Right now, I’ll turn it over to the man who has been busy running the show and working with the very strong operating team at JLG, Charlie Szews.

Charlie Szews

Thanks, Bob. I am very happy to report that we have met or surpassed all of the major 100 day goals that we set out for ourselves when we acquired JLG back in December. When this process began, we formed teams comprised of individuals from both Oshkosh and JLG, and each is co-championed by leaders from both Oshkosh and JLG to deliver against our goals. I won’t go into all of the details, but some of the key measures include milestones based on sales, operating income, cash flow, procurement synergies, product investments, customer service and organizational support in the administrative functions.

Furthermore, I have met with many of our largest customers from around the globe and anywhere I have traveled, the customer response has been similar: a very loyal customer base with a passion for the cream and orange of JLG. Our booth at the BAUMA trade show last week was well attended and we were able to forge some long-term relationships. These strong relationships are reflected in our positive outlook for the access segment.

Since we have experienced so much success with the JLG integration, it comes as no surprise that we expect to surpass the targets that we previously set for ourselves when we began the integration. As such, we will be updating our revenue and operating earnings targets for this business a little bit later in this call.

And finally, we’ve said it before, but it bears repeating, the similar cultures of JLG and Oshkosh Truck are permitting our integration teams to make swift and sustainable progress. Open communication and shared values have paved the way for significant investments in the business and I want to acknowledge these activities on this call. It is a tribute to the hard work and dedication of individuals from both companies and their coming together as a team to bring success in this endeavor. Let’s now review the financial performance of the consolidated company and the primary business segments.

Please turn to slide 9.

Consolidated Results

Consolidated net sales of $1.66 billion were up 96.6%. Access equipment contributed sales of $707.9 million, which helped to offset an anticipated decline in defense revenues, which was communicated during last quarter’s conference call. Operating income was up 69.1% to $134.8 million and EPS followed at $0.68, a 1.5% increase. The EPS increase was lower than the operating income increase due to the additional interest expense associated primarily with the borrowings for the JLG acquisition. Operating income margin was down to 8.1%, due primarily to purchase accounting expenses related to the JLG acquisition and the mix of defense segment products.

JLG’s strong performance and Oshkosh’s aggressive debt repayment during the second quarter meant that JLG was $0.02 per share dilutive to our EPS. We had forecasted dilution of $0.10 to $0.15.

Corporate operating expenses and inter-segment profit elimination rose $1.6 million to $20.9 million in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006 largely due to higher personnel costs and JLG integration costs.

Interest expense net of interest income increased $61.2 million to $61.0 million due to additional acquisition-related debt. We expect the recent re-pricing of our Term Loan B to reduce our annual borrowing costs by about $6 million. And, we also entered into an interest rate swap agreement during the quarter which significantly limits our exposure to interest rate hikes in fiscal 2007 and 2008.

The effective income tax rate stayed at 36.0% for the quarter, but equity in earnings of unconsolidated affiliates rose to $2.9 million compared to $0.4 million in the prior year quarter due to improved performance of an affiliate in Mexico and the addition of a joint venture in Europe which was acquired with JLG. This all added up to our solid performance of $0.68 in EPS.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 10.

Access Equipment

In its first full quarter of Oshkosh ownership, access equipment recorded $707.9 million in revenue with sales up in all major regions. Sales for the segment were 19.6% higher in the quarter than sales for JLG as a stand-alone company for the same period last year. This led to operating income of $53.2 million and an operating income margin of 7.5%. This was very strong performance, especially when considering that we incurred charges of $8.5 million to revalue inventory as of the JLG acquisition date and $16.1 million for recurring amortization of intangible and tangible assets established in the preliminary purchase accounting for the acquisition.

The backlog for access equipment was $1.29 billion at March 31, 2007, which was up 26.0% compared to March 31, 2006, for JLG as a stand-alone company. This increase was driven entirely by our international operations.

Please turn to slide 11.

Defense

Much like last quarter, our defense business performance was solid in the second quarter, but sales are heavily weighted to the second half of fiscal 2007. We experienced sales of $306.0 million and operating income of $52.8 million. Product mix and lower margins on heavy tactical vehicles negatively impacted our margins for the quarter. We also had lower parts and service sales during the quarter.

We are having success bringing new employees on board for the expected surge in our heavy tactical truck assembly in the second half of fiscal 2007. We are also in the midst of resource planning for our 100 Category 1 MRAP vehicles and have the ability to significantly increase our capacity to assemble these highly necessary vehicles. Finally, our backlog at March 31, 2007 stands at $1.73 billion, up 46% compared to March 31, 2006, due in large part to the recently signed FHTV contract that we announced during the quarter.

Please turn to slide 12.

Fire & Emergency

Turning to fire and emergency, we saw sales increase 32.9% and operating income rise 54.6%, led by strong performances from Pierce, airport products and towing equipment. Oshkosh Specialty Vehicle contributed $35.8 million in sales and $2.2 million in operating income as we continue the integration. OSV results in the quarter included a $1.6 million charge related to the revaluation of inventory as of the OSV acquisition date. In the second quarter of the prior year, two separate supplier component issues precluded revenue recognition of 70 fire trucks involving sales of $13.6 million and operating income of $2.0 million. The operating income margin for the segment increased this quarter largely due to improved margins at the Company’s domestic fire apparatus business, as a result of ongoing cost reduction initiatives.

The backlog for the fire and emergency segment was up 11.9% to $637 million at March 31, 2007 compared to March 31, 2006. Backlog for businesses other than Oshkosh Specialty Vehicles rose 6.2% at March 31, 2007 compared to March 31, 2006.

Please turn to slide 13.

Commercial

Wrapping it up with the commercial segment, we experienced another strong quarter of sales and operating income in the U.S. The pre-buy related to 2007 engine emissions changes is on the wane, but we still experienced solid results in this segment with a 20.9% increase in sales to $361.9 million and a 44.3% increase in operating income to $22.1 million.

As Bob mentioned, with synergies available to us from the JLG acquisition, we are taking appropriate actions to improve the financial performance of our European refuse business, which has been a drain on this segment’s performance for some time. These actions were reflected in our second quarter results. So, while in February we stated that this business had adequate orders to be profitable in the second quarter, we experienced a loss of $6.2 million at this business during the quarter, due to charges totaling $4.9 million for workforce reductions and other adjustments and lower unit volume as some of those orders didn’t ship as expected. We expect that salaried workforce reductions and a facility closure will reduce annual operating costs by 7 million euro. We expect that our Romanian factory will be able to support certain JLG fabrication requirements, creating a win-win situation for the two companies, as Geesink will benefit from increased absorption with a more fully utilized facility and JLG will gain a low-cost supplier of parts. We expect all these efforts to form a sustained turnaround at this business.

IMT, our service truck and truck mounted crane business which has largely been integrated into the Oshkosh family, had revenues of $28.8 million and operating income of $3.9 million for the quarter.

To reiterate our guidance from last quarter’s call, we expect that our McNeilus concrete placement and refuse business revenues will decline in the back half of fiscal 2007 as we deplete our inventory of chassis with 2006 engines.

Finally, the backlog for the commercial segment was down 31.1% at March 31, 2007 compared to March 31, 2006 for the reasons just described. Backlog for businesses other than IMT declined 34.9% compared to March 31, 2006.

Please turn to slide 14 and we will talk about updates to our guidance for the full fiscal year 2007, which assumes no acquisitions in the second half of fiscal 2007.

Oshkosh Fiscal 2007 Estimates

We expect revenues for the entire corporation to grow to a range of $6.1 to $6.2 billion. This is an increase of $50 million from our last update and reflects several changes among our segments. For access equipment, we are raising our sales estimate by $50 million to a range of $2.35 to $2.45 billion.

We expect our defense sales to pick up in the back half of the year and full-year growth will be approximately $100 to $150 million for the year, down about $50 million from our last update due to lower estimated parts and service revenue as the TPER contract started up later than anticipated.

We are positive on our outlook for our fire and emergency business sales, which we believe will increase by about $200 million for the year.

Finally, we anticipate commercial sales being essentially flat for the year, which is a modest increase from our previous guidance, where we stated that commercial would be down slightly.

Oshkosh Fiscal 2007 Estimates

Turning to slide 15, we expect our consolidated operating income to approximate $568 to $580 million in fiscal 2007, which is an increase of approximately 74-78% compared to fiscal 2006, but down from our previous estimates. We are now projecting higher access equipment operating income than previous estimates, but somewhat lower operating income than previous estimates in all other segments. We expect access equipment margins to approximate 9.5%, including purchase accounting charges totaling about $63 to $65 million. We continue to expect margins in defense to decline by 50 to 100 basis points. We believe that fire and emergency margins will be flat rather than up 50 basis points, reflecting benefits of cost reduction initiatives at Pierce, our domestic fire apparatus business, which are expected to be offset by start-up costs related to a facility expansion at our towing product business. Finally, we are projecting that commercial margins will decline by 50 to 100 basis points, reflecting losses at our European refuse business in fiscal 2007 offset in part by the benefits of price increases and cost reduction initiatives in North America and the acquisition of IMT.

Oshkosh Fiscal 2007 Estimates

Slide 16 wraps up some details by providing additional estimates of interest expense, taxes and other areas. We are lowering our estimated interest and other expense estimate to be in the range of $205 to $215 million, based on a projected weighted average interest rate of between 6.9% and 7.0%. We recently completed an amendment to our credit agreement, which lowered the pricing on our Term Loan B by 25 basis points. The lower interest expense estimate also incorporates our updated debt balance estimates for the remainder of the year.

We are still projecting a lower tax rate for the year at 36.0%. We are estimating a stronger contribution from equity in earnings at $5.5 million and we have lowered our estimate of average shares slightly to 75 million.

Please turn to slide 17.

Oshkosh Fiscal 2007 Estimates

So, to wrap up, we are still looking at a full year in which we expect EPS to be at $3.15 — $3.25 per share. This estimate range reflects the Company’s better than anticipated financial performance during the second quarter of fiscal 2007, and that the Company now expects $50 million of lower defense parts and service sales in the second half of fiscal 2007 as a service contract was awarded to the Company later than anticipated. The estimate range also recognizes the challenges the Company expects to face throughout the balance of fiscal 2007.

We are initiating our third quarter EPS guidance with a range of $0.90 to $0.95. This range is a 25% increase over last year’s $0.72 in the third quarter and is driven by a shift in defense revenues from the first half to the second half of the fiscal year and the accelerating impact of JLG on our bottom line. We expect JLG to be accretive to Oshkosh’s earnings in the third fiscal quarter by $0.20 to $0.25 per share as well as for the fiscal year by $0.25 to $0.35 per share.

We expect capital spending, excluding additions to rental equipment, to be $105 to $115 million for the full year. That’s up potentially by $10 million from our previous estimates due to planned investments for manufacturing in Romania and for the MRAP contract. We expect to be carrying debt of between $3.0 and $3.1 billion at year-end, slightly lower than our previous estimate due to the strong cash flow generation we experienced in the second quarter. However, debt may rise a little in the third quarter before declining to these levels by September 30, 2007.

With that I will turn it back over to Bob. Please turn to slide 18.

Q2 2007 Summary

Thanks, Charlie.

We continue the journey that we started just over 10 years ago when we formulated and began to execute our strategy for transforming Oshkosh Truck into a growing enterprise. We’ve presented a lot of information to you today and I simply want to summarize some of the highlights for you as you think about Oshkosh.

First off, we reduced the risk associated with our business during the last quarter. We’ve done this by very diligently managing our cash, which has allowed us to pay down debt at a faster rate than we had initially forecast. And, we’ve taken some necessary and appropriate steps in restructuring our workforce and asset base in Europe. We expect these actions will allow us to reinvigorate the improvements that began a year or so ago, but recently lost some of their momentum and impact.

Second, our defense business is strong and getting stronger. With funding and contracts that are already announced, along with known equipment needs for our armed forces and another large supplemental bill anticipated this spring, we anticipate a healthy defense business for the next several years. This supports a stronger top line. We expect to be running this business with lower operating margins over the next couple of years, yet we believe the top line will grow fast enough to realize overall earnings growth in the segment.

Third, we are very happy with the success of JLG, which is starting to make a real impact on our overall financial performance. We expect this to continue for at least the next several quarters and will be aggressively managing the business to try to ensure that results remain strong, even if some end markets experience weakness. If end markets remain strong, we will be in an even better position.

Finally, with a wide variety of economic indicators being discussed in the news, some stronger and some weaker, it is clear that our strategy of complementing our existing defense, fire & emergency and commercial businesses with a high quality company, such as JLG, is working. That is a long way of saying that the diversification mix that we targeted with JLG is helping Oshkosh to grow even as some parts of our business are soft, and we believe it will continue to help us strive to achieve our goals of at least 15% EPS growth, 10% consolidated operating income margin and better than 15% ROIC. We plan to reach our goals by delivering on our strategies of leading in new product development, seeking operational excellence through lean initiatives and pursuing strategic acquisitions.

We believe these strategies remain relevant as we grow our Company through a variety of strong and industry-leading operating practices. I continue to be comfortable with our ability to drive earnings to new highs and believe that we have the right team and right employees in place to achieve these records.

With that, I will turn it back over to our operator for questions.